UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 14, 2012

SCHAWK, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	1-09335	66-0323724
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
1695 South River Road Des Plaines, IL		60018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 827-9494

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.—Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2012, the Board of Directors of Schawk, Inc. (the “Company”) appointed Patrick J. O’Brien as a director to fill the vacancy created by the resignation of Judith W. McCue on July 27, 2012.  In addition, Mr. O’Brien was appointed to the Option/Compensation Committee of the Board of Directors.  The Board of Directors determined that Mr. O’Brien meets the independence requirements of the New York Stock Exchange and those set forth in the Company’s Corporate Governance Guidelines.

Mr. O’Brien, 53, currently serves as chief executive officer of Paris Presents Incorporated, a personal care company.  From 2007 to 2010, Mr. O’Brien served as president of developed markets of SC Johnson, the global manufacturer of household products.  Mr. O’Brien served as president of SC Johnson—Europe, Africa and Middle East, from 2003 to 2007, and served as president and chief operating officer of Johnson Outdoors, Inc. from 1999 to 2003.  He currently serves as chairman of the board and is a co-founder of Patina Solutions Group, Inc., an executive-level temporary staffing firm, and is a member of the board of directors of Paris Presents Incorporated.  Mr. O’Brien holds undergraduate and graduate business degrees from the University of Wisconsin–Madison.

Consistent with the Company’s Outside Directors’ Formula Stock Option Plan, Mr. O’Brien will receive an award of nonqualified stock options to purchase 2,500 shares of Company common stock 30 days from the date of his appointment and will otherwise be compensated for his service on the board on the same basis as other non-executive directors of the Company, as described under “Director Compensation” in the Company’s Proxy Statement for its 2012 Annual Meeting of Stockholders.

Item 7.01—Regulation FD Disclosure.

A copy of the Company’s press release announcing the appointment of Patrick J. O’Brien as a director of the Company is furnished herewith as Exhibit 99.1.

Item 9.01—Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 99.1—Press release dated August 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHAWK, INC.

Date: August 16, 2012	By:	/s/Timothy J. Cunningham
Name: Timothy J. Cunningham
Title: Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
99.1	Press release dated August 16, 2012